Prospectus Supplement

Filed pursuant to Rule 424(b)(3)

Registration No. 333-261457

BLACKSTONE SENIOR FLOATING RATE TERM FUND

Supplement No. 4, dated February 23, 2023, to the

Prospectus Supplement dated February 1, 2022 and

Prospectus and Statement of Additional Information, dated January 26, 2022,

for Common Shares of Beneficial Interest

Fund Name Change

Effective March 6, 2023 (the “Effective Date”), Blackstone Senior Floating Rate Term Fund (the “Fund”) will change its name from Blackstone Senior Floating Rate Term Fund to Blackstone Senior Floating Rate 2027 Term Fund. Accordingly, on the Effective Date, all references to “Blackstone Senior Floating Rate Term Fund” in the Prospectus Supplement, Prospectus and Statement of Additional Information are hereby replaced with “Blackstone Senior Floating Rate 2027 Term Fund.”

Please retain this supplement for future reference.